UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2015

LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400
Roanoke, Virginia 24016
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Definitive Material Agreement.
First Amendment to Industrial Lease (Blacksburg)

On January 20, 2015, Luna Innovations Incorporated (the “Company”) and The Economic Development Authority of Montgomery County, Virginia entered into the First Amendment to Industrial Lease Agreement (the “First Lease Amendment”), which amends the Industrial Lease Agreement dated as of the 1st day of October 2014 (as amended, the “Lease”). Under the First Lease Amendment, the parties have agreed to amend the Lease to increase the up fit improvement allowance from $500,000 to $1,600,000, increase the term of the Lease from 6 years to 10 years, increase the lease rate in years 7 through 10 from $11 to $13 per square foot and increase the letter of credit that the Company must maintain during the term of the Lease from $500,000 to $1,000,000.
The foregoing summary is not complete and is qualified in its entirety by reference to the First Lease Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.
Sixth Amendment to Lease (Roanoke)
On January 20, 2015, the Company and Carilion Clinic Properties, LLC (“Carilion” and successor to Carilion Medical Center as Landlord) entered into a Sixth Amendment (the “Sixth Amendment”) to the Lease for Riverside Center, originally dated December 30, 2005, by and between the Company and Carilion Medical Center, as amended (the “Lease”). Under the Lease, the Company leases office space at 1 Riverside Center, Suite 400, Roanoke, Virginia, for its corporate headquarters. The Sixth Amendment gives the Company the right to terminate the Lease at any time on 30-days prior written notice and provides that, in any event, the term of the Lease shall end April 30, 2015. The term of the Lease previously expired on December 31, 2018. The Company is relocating its headquarters to downtown Roanoke.
The foregoing summary is not complete and is qualified in its entirety by reference to the Sixth Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2015	LUNA INNOVATIONS INCORPORATED
	By:	/s/Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel